STOCK OPTION AGREEMENT



         AGREEMENT made as of the 10th day of November 1993, by and between USF&G Corporation (the "Corporation") and Norman P.
Blake, Jr. (the "Option Holder").

         WHEREAS, the Corporation has adopted the Stock Incentive
Plan of 1991 (such plan, as currently constituted and as hereinafter amended or restated, is referred to herein as the "Plan"); and

         WHEREAS, by action of the Compensation Committee of the Board of Directors of the Corporation (the "Committee"), the Option Holder has been selected to participate in, and designated as a Key Person under the Plan, and has this day been granted an Option thereunder on the terms and conditions set forth in this Agreement, subject only to shareholder approval of amendments to the Plan increasing the number of shares of Common Stock of the Corporation issuable to the Option Holder under the Plan;

         NOW, THEREFORE, THIS AGREEMENT WITNESSETH: That in consideration of the mutual promises and representations herein contained and of other good and valuable consideration, the Corporation and the Option Holder agree as follows:

         1. The Corporation grants to the Option Holder the right and option under the Plan to purchase one hundred fifty thousand (150,000) shares of the Common Stock of the Corporation at a price of Sixteen Dollars and Twenty-Five Cents ($16.25) per share, exercisable on and after December 31, 1998, provided the Option Holder is employed by the Corporation or one of its subsidiaries through December 31, 1998. This grant is effective November 10, 1998, subject to the conditions as set forth in
Section 10 of this Agreement.

         2. This Option shall become exercisable before December 31, 1998, only:

              (a) After the Option Holder dies, retires under criteria established by the Committee or is determined by the Committee to be permanently disabled;

              (b) After the Option Holder's employment with the Corporation is terminated by the Corporation other than for cause, as defined in the then applicable employment agreement between the Option Holder and the Corporation; and

              (c) After the occurrence of a Fundamental Corporate Transaction. For purposes of this Section a "Fundamental Corporate Transaction" shall be and be deemed to occur on the date
(i) of the first purchase of shares of Common Stock of the Corporation pursuant to a tender offer or an exchange offer (other than one made by the Corporation or holding company for the Corporation) for all or any part of the Corporation's Common Stock, (ii) of approval of the stockholders of the Corporation of a merger, consolidation, sale, statutory or other share exchange, or disposition of all or substantially all of the Corporation's assets in which the Corporation (or holding company for the Corporation) will not survive as a publicly-owned corporation operating the business it operated prior to such transaction or
(iii) on which any entity, person or group acquires beneficial ownership of shares of the Corporation's Common Stock (whether in one or a series of transactions), directly or indirectly, amounting to 30% or more of the outstanding shares of such class. A "holding company for the Corporation" means, in the foregoing, an entity that becomes a holding company for the Corporation without altering or planning to alter in any material respect the stockholders of the Corporation or the business of the Corporation and its subsidiaries as a whole, other than a case in which an acquisition of another company by the Corporation or the holding company is being accomplished concurrently.

         3. The term of the Option is ten (10) years and one (1) day. Once the Option becomes exercisable, it shall remain exercisable throughout the term of the Option regardless of (i) whether or not the Option Holder remains in the employ of the Corporation or (ii) the activities of the Option Holder after he has terminated employment with the Corporation, provided, that the Option shall become nonexercisable and be cancelled only if the Option Holder violates Section 2 of the Employment Agreement dated November 20, 1993, or the Employment Agreement dated November 10, 1993, as determined under Section 9 of such Employment Agreements.. The Option may be exercised after the Option Holder's death and during the term of the Option by the person to whom the Option passes or is transferred in accordance with
Section 6 of this Agreement. In no event shall this Option be exercisable by anyone after the expiration of ten (10) years and one (1) day after the date it is granted.

         4. At such time as this Option becomes exercisable, it shall be exercisable for the whole amount or for any part of the amount of shares of Common Stock subject to the Option, but not for less than ten (10) shares at any one time unless the exercise is to exhaust this Option.

         5. When the Option Holder desires to exercise this Option, notice shall be given in writing to the Corporation (Attn:
Corporate Secretary) of the number of shares to be purchased and the date that the purchase is to be consummated. Full payment of the option price shall accompany the notice. The Committee, in its sole discretion, may permit payment of the option price to be by surrender of unrestricted shares of the Common Stock of the Corporation (at their then market value on the date of exercise), or by a combination of cash, check and such surrendered shares.

         6. This Option shall be non-transferable and non-assignable except that this Option may be transferred by testamentary instrument or by the laws of descent and distribution or pursuant to a qualified domestic relations order to the extent permitted under the Plan.

         7. Upon exercise of this Option, Option Holder shall pay to the Corporation, or shall authorize the Corporation to withhold in accordance with applicable law from any compensation payable to him, any taxes required to be withheld by federal, state or local law as a result of the exercise of the Option.

         8. This Agreement may be simultaneously executed in two counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         9. This Agreement is not a contract of employment or a modification of any written contract of employment, and shall not be construed to limit the right of the Corporation or a subsidiary, as applicable, to terminate the Option Holder's employment at any time, with or without cause, if and to the extent otherwise allowed by law or under any applicable contract of employment.

         10. This Agreement is effective November 10, 1993, subject to the condition that the shareholders of the Corporation approve amendments to the Plan increasing the number of shares of Common Stock issuable to the Option Holder under the Plan. Notwithstanding anything to the contrary in this Agreement, this Option shall not become exercisable unless and until the shareholders of the Corporation approve such amendments to the Plan. The terms of this Agreement are subject to any additional requirements or limitations set forth in the Plan. All capitalized terms in this Agreement not otherwise defined herein shall have the meaning assigned by the Plan.

         IN WITNESS WHEREOF, the parties hereto have duly executed or caused this Agreement to be executed as of the day and year first specified above.

                                  USF&G CORPORATION



                                  DAN L. HALE
                                  Dan L. Hale,
                                  Executive Vice President


                                  OPTION HOLDER



                                  NORMAN P. BLAKE, JR.
                                  Norman P. Blake, Jr.